Exhibit 11.1


                  Casella Waste Systems, Inc. and Subsidiaries
Computation of Pro Forma and Pro Forma As Adjusted Weighted Average Shares
                                  Outstanding



                                                                            For the         For the Three
                                                                           Year Ended       Months Ended
                                                                         April 30, 1997     July 31, 1997
                                                                        ----------------   --------------
Weighted average shares of Class A Common Stock outstanding    ......       2,321,176        2,858,141
Weighted average shares of Class B Common Stock outstanding    ......       1,000,000        1,000,000
Weighted average shares of Series A Redeemable Preferred Stock
 with warrants exercisable outstanding (1)   ........................         516,620          516,620
Weighted average shares of Series B Redeemable Preferred Stock
 with warrants exercisable outstanding (1)   ........................       1,294,579        1,294,579
Weighted average shares of Series D Convertible Redeemable
 Preferred Stock outstanding (1)    .................................       1,922,169        1,922,169
Dilutive effect of common and common equivalent shares issued subsequent to August 7, 1996 computed in accordance with the
 treasury stock method (1)    .......................................         278,276          113,153
                                                                           -----------      -----------
Pro forma weighted average number of common and common
 equivalent shares outstanding   ....................................       7,332,820        7,704,662
                                                                           ===========      ===========
Dilutive effect of options and warrants to purchase common stock
 completed in accordance with the treasury stock method  ............       1,128,929        1,128,929
Shares issued in this offering to redeem the Series C Preferred Stock
 and reduce the outstanding balance on the credit facility  .........       2,734,444        2,734,444
                                                                           -----------      -----------
Pro forma as adjusted weighted average number of common and
 common equivalent shares outstanding  ..............................      11,196,193       11,568,035
                                                                           ===========      ===========

(1) Pursuant to SEC Staff Accounting Bulletin No. 83, common and preferred stock, and stock options issued at prices below an assumed initial public offering price of $18.00 per share during the twelve month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for all periods presented. The dilutive effect of the common and common share equivalents was computed in accordance with the treasury stock method.